UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2010

WORLD SERIES OF GOLF, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-140685	87-0719383

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10161 Park Run Dr. Suite 150
Las Vegas, Nevada 89145

(Address of principal executive offices)

(702) 740-1740

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant

On August 17, 20110, World Series of Golf, Inc. (the “Company”, “we”, “us”, or “our”) dismissed Peterson Sullivan, LLP as the Company’s independent registered public accounting firm.. The dismissal of Peterson Sullivan, LLP was approved by the Company’s board of directors

During the past two fiscal years ended December 31, 2009 and 2008, and from January 1, 2010 to August 17, 2010, there were no disagreements between World Series of Golf, Inc. and Peterson Sullivan, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The audit reports of Peterson Sullivan, LLP on the Company’s financial statements as of and for the years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

(1)

In Peterson Sullivan, LLP’s report dated April 15, 2010 for the Company’s financial statements for the fiscal year ended December 31, 2009, Peterson Sullivan, LLP indicated that: “The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit of approximately $13.1 million at December 31, 2009, has incurred negative cash flows from operations since inception, and expects to incur additional losses in the future. Additionally, the Company has a working capital deficit of approximately $4.1 million at December 31, 2009. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

(2)

In Peterson Sullivan, LLP’s report dated June 9, 2009 for the Company’s financial statements for the fiscal year ended December 31, 2008, Peterson Sullivan, LLP indicated that: “The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit of approximately $10.8 million at December 31, 2008, has incurred negative cash flows from operations since inception, and expects to incur additional losses in the future. Additionally, the Company has a working capital deficit of approximately $1.9 million at December 31, 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the past two fiscal years ended December 31, 2009 and 2008, and from January 1, 2010 to August 17, 2010, Peterson Sullivan, LLP advised the company that, in their opinion, the company had material weaknesses in internal control over financial reporting. Peterson Sullivan, LLP communicated this information to the Company’s Board of Directors. Further, the company determined that it had ineffective disclosure controls and procedures. The Company has authorized Peterson Sullivan, LLP to respond fully to the inquiries of the successor independent registered public accounting firm.

We have provided Peterson Sullivan, LLP with a copy of the foregoing disclosure and requested that Peterson Sullivan, LLP provide us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us in response to this item. A copy of such letter, dated August 19, 2010, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

On August 17, 2010, the Company engaged Gruber and Company, LLC (“Gruber”) to assume the role of its new principal independent accountants. The decision to engage Gruber was approved by the Board of Directors.

During the years ended December 31, 2009 and 2008 and from January 1, 2010 to through August17, 2010, we did not consult with Gruber on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on our financial statements, and Gruber did not provide either in a written report or oral advice to us that was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, or a reportable event.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	16.1	Letter from Peterson Sullivan, LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2010

World Series of Golf, Inc.

By:	/s/ Jim Tilton

Jim Tilton
Chief Financial Officer